Exhibit 1.1

SHARES OF CLASS A COMMON STOCK

BELLRING BRANDS, INC.

CLASS A COMMON STOCK

FORM OF UNDERWRITING AGREEMENT

October      , 2019

MORGAN STANLEY & CO. LLC

GOLDMAN SACHS & CO. LLC

CITIGROUP GLOBAL MARKETS INC.

J.P. MORGAN SECURITIES LLC

As Representatives of the several

Underwriters named in Schedule I attached hereto,

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

BellRing Brands, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters named in Schedule I hereto (the “Underwriters”) an aggregate of                  shares (the “Firm Stock”) of its Class A common stock, par value $0.01 per share (the “Common Stock”). The Company also proposes to issue and sell to the several Underwriters not more than an additional                  shares of its Class A common stock, par value $0.01 per share (the “Option Stock”) if and to the extent that you, as representatives of the several underwriters (the “Representatives”) of the offering, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares of Class A common stock granted to the Underwriters in Section 2 hereof. The Firm Stock and the Option Stock, if purchased, are hereinafter collectively called the “Stock.” This Agreement is to confirm the agreement concerning the purchase of the Stock from the Company by the Underwriters.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No 333-233867), including a prospectus, relating to the Stock. The registration statement as amended at the time it becomes effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”; the prospectus in the form first used to confirm sales of Stock (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus.” If the Company has filed an abbreviated registration statement to register additional shares of common stock pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement. “Effective Date” means the date and time as of which such registration statement, or the most recent post-effective amendment thereto, became effective, or is deemed to have become effective by the Commission, in accordance with the rules and regulations under the Securities Act.

In connection with the sale of Stock by the Company to the Underwriters, the Company and Post Holdings, Inc. (“Post”) will complete a series of formation transactions whereby Post’s Active Nutrition business will be transferred to BellRing Brands, LLC and the other transactions described below and in the master transaction agreement will be completed, which collectively are referred to herein as the “Transactions.” Each of the Company and BellRing Brands, LLC is referred to herein as a “BellRing Party” and, collectively, as the “BellRing Parties.” The Transactions include, or will include, the following:

(a) Prior to completion of the offering contemplated by this Agreement:

(i) each of TA/DEI-B1 Acquisition Corp., a Delaware corporation, TA/DEI-B2 Acquisition Corp., a Delaware corporation and TA/DEI-B3 Acquisition Corp., a Delaware corporation merged with and into the TA/DEI-A Acquisition Corp., a Delaware corporation (the “A Blocker”), with the A Blocker as the sole surviving corporation;

(ii) Premier Nutrition Corporation (“Premier Nutrition”) converted from a Delaware corporation to a Delaware limited liability company;

(iii) each of Premier Nutrition and Dymatize Enterprises, LLC (“Dymatize Enterprises”) distributed (in one or more distributions to or by their applicable affiliates) to Post their respective intercompany receivables due from Post or its subsidiaries (other than BellRing Brands, LLC and its subsidiaries) in cancellation of such intercompany balances;

(iv) Post Acquisition Sub IV, LLC merged with and into BellRing Brands, LLC, with BellRing Brands, LLC as the surviving entity, and, as a result, Active Nutrition International GmbH (“Active Nutrition International”) is a direct subsidiary of BellRing Brands, LLC;

(v) Post contributed all of the equity interests in Premier Nutrition to BellRing Brands, LLC, such that BellRing Brands, LLC is the direct holder of such equity interests; and

(vi) Post will borrow $1,309.5 million under an unsecured bridge loan (the “Post bridge loan”) that Post and certain of its subsidiaries as guarantors (other than the Company, but including BellRing Brands, LLC and its domestic subsidiaries) will enter into with one or more financial institutions, the net proceeds of which shall be used by Post to refinance and repay a portion of the term loan under Post’s existing credit agreement;

(b) On the day the consummation of the offering contemplated by this Agreement occurs, but prior to the consummation of the offering:

(i) BellRing Brands, LLC will contribute all of the equity interests in Active Nutrition International GmbH and Premier Nutrition to Dymatize Enterprises, such that Dymatize Enterprises will be the direct holder of such equity interests;

(ii) as further described in the master transaction agreement,

(A) Post will and will cause its other applicable subsidiaries to transfer and assign to BellRing Brands, LLC or its applicable subsidiaries all of Post’s and such subsidiaries’ right, title and interest in and to all of the assets relating to Post’s Active Nutrition business;

(B) BellRing Brands, LLC and its applicable subsidiaries will accept and assume all of the liabilities relating to Post’s Active Nutrition business in accordance with their respective terms;

(C) as part of such acceptance and assumption, BellRing Brands, LLC will become the borrower under the Post bridge loan and the domestic subsidiaries of BellRing Brands, LLC will continue to guarantee the obligations under the Post bridge loan, and Post and its subsidiaries (other than BellRing Brands, LLC and its domestic subsidiaries) will be released from all of their obligations under the Post bridge loan (and Post will retain all of the net proceeds of the Post bridge loan);

(D) Post and BellRing Brands, LLC will cause BellRing Brands, LLC and its applicable subsidiaries to transfer and assign to Post or certain designated Post subsidiaries all of BellRing Brands, LLC’s and such subsidiaries’ right, title and interest in and to any assets other than those which relate to Post’s Active Nutrition business;

(E) Post and certain designated Post subsidiaries will accept and assume all of the liabilities other than those which relate to Post’s Active Nutrition business which are held by BellRing Brands, LLC or its applicable subsidiaries in accordance with their respective terms; and

(F) in connection with these actions, Post and the BellRing Parties will execute and deliver the applicable transfer and assumption documents;

(iii) Post will cause the BellRing Parties and their subsidiaries to be designated “unrestricted subsidiaries” under Post’s senior note indentures and secured credit facility;

(iv) The Company will amend and restate its certificate of incorporation and bylaws to provide for two classes of common stock:

(A) Class A common stock, par value $0.01 per share, which will have economic interests, including eligibility for dividends and distributions upon liquidation, and will have one vote per share, and

(B) Class B common stock, par value $0.01 per share, which will have no economic interests and will have the voting rights described in the Registration Statement;

(v) The Company will issue 1 share of the Company’s Class B common stock to Post, in exchange for the 1,000 shares of common stock of the Company initially issued to Post in connection with the incorporation of the Company (which shares of common stock will be cancelled as part of the exchange), together with additional consideration described in the master transaction agreement;

(c) Immediately following the consummation of the offering contemplated by this Agreement on the day of such consummation:

(i) Post and the BellRing Parties will enter into the amended and restated limited liability company agreement of BellRing Brands, LLC, pursuant to which, among other things, Post’s membership interests in BellRing Brands, LLC will be reclassified as                  BellRing Brands, LLC nonvoting units;

(ii) The Company will contribute the net proceeds it receives in the offering contemplated by this Agreement to BellRing Brands, LLC, in exchange for a number of BellRing Brands, LLC Units equal to the number of shares of Class A common stock sold in the offering contemplated by this Agreement;

(iii) BellRing Brands, LLC will appoint the BellRing Brands, LLC managers; and

(iv) Post and the BellRing Parties and/or their respective subsidiaries, as applicable, will enter into (i) the employee matters agreement, (ii) the investor rights agreement, (iii) the license agreement, (iv) the tax matters agreement, (v) the tax receivable agreement, and (vi) the master services agreement, collectively referred to herein as the “Transaction Documents.”

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus together with the documents and pricing information set forth in Schedule IV hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof.

1. Representations, Warranties and Agreements of the BellRing Parties. Each BellRing Party, jointly and severally, represents, warrants and agrees that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission.

(b) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iii) the Time of Sale Prospectus does not, and at the time of each sale of the Stock in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Initial Delivery Date (as defined in Section 4) the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (v) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter, which information is limited to the information set forth in Section 8(f), through the Representatives expressly for use therein.

(c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule V hereto, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d) Each of the BellRing Parties and each of the entities that is or will become upon completion of the Transactions a subsidiary of BellRing Brands, LLC (collectively, the “Subsidiaries”) has been duly incorporated or organized (as applicable), is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the BellRing Parties and the Subsidiaries, taken as a whole (a “Material Adverse Effect”). Each of the BellRing Parties and each of the Subsidiaries has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged. Each of the BellRing Parties does not own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries set forth on Schedule VI hereto.

(e) The Company has an authorized capitalization as set forth in the Time of Sale Prospectus and the Prospectus (except for subsequent issuances of capital stock, if any, pursuant to employee benefit plans described in each of the Time of Sale Prospectus and the Prospectus), and all of the issued shares of capital stock of the Company as of the Initial Delivery Date have been duly authorized and validly issued, and are fully paid and non-assessable. All of the issued shares of capital stock or other ownership interests of BellRing Brands, LLC and each of the Subsidiaries of have been duly authorized and validly issued, are fully paid and non-assessable and (except as set forth in each of the Time of Sale Prospectus and the Prospectus) are, or will be upon completion of the offering contemplated by this Agreement and the Transactions, owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for (i) liens securing the Post bridge loan and BellRing Brands, LLC’s senior secured credit facilities and (ii) such other liens, encumbrances, equities or claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) The shares of the Stock have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement and the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), will be validly issued, fully paid and non-assessable, and the issuance of such shares of the Stock will not be subject to any preemptive or similar rights. The shares of the Stock will conform in all material respects to the description thereof in each of the Time of Sale Prospectus and the Prospectus.

(g) Each of the BellRing Parties has all requisite corporate or limited liability company, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by each of the BellRing Parties.

(h) The execution, delivery and performance by each of the BellRing Parties of this Agreement and the issue and sale of the Stock, the application of the proceeds from the sale of the Stock as described under “Use of Proceeds” in the Time of Sale Prospectus and the Prospectus and the consummation by each of the BellRing Parties of the Transactions and the other transactions contemplated hereby and thereby, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of any of the BellRing Parties or the Subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which any of the BellRing Parties or the Subsidiaries is a party or by which any of the BellRing Parties or the Subsidiaries is bound or to which any of the property or assets of any of the BellRing Parties or the Subsidiaries is subject; (ii) result in any violation of the provisions of the charter or bylaws (or similar organizational documents) of any of the BellRing Parties or the Subsidiaries; or (iii) result in any violation by the BellRing Parties or the Subsidiaries of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over any of the BellRing Parties or the Subsidiaries or any of their properties or assets, except, with respect to clauses (i) and (iii), conflicts or violations that would not reasonably be expected to have a Material Adverse Effect.

(i) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental agency or body having jurisdiction over any of the BellRing Parties or the Subsidiaries or any of their respective properties or assets is required for the issue and sale of the Stock, the execution, delivery and performance by the BellRing Parties of this Agreement, the application of the proceeds from the sale of the Stock as described under “Use of Proceeds” in the Time of Sale Prospectus and the Prospectus and the consummation by the BellRing Parties of the Transactions and the other transactions contemplated hereby and thereby, except for such consents, approvals, authorizations, orders, filings, registrations or qualifications (x) as may be required under state securities or Blue Sky laws or foreign laws in connection with the purchase and distribution of the Stock by the Underwriters, (y) with respect to the approval of the listing application with The New York Stock Exchange or (z) as have been obtained or made and are in full force and effect.

(j) The historical financial statements (including the related notes and supporting schedules) included in the Time of Sale Prospectus comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act, present fairly the financial condition, results of operations and cash flows of the Company at the dates and for the periods indicated, and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved. All disclosures included in the Registration Statement, the Time of Sale Prospectus and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of Commission) comply in all material respects with Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

(k) The pro forma financial information included in the Time of Sale Prospectus (collectively, the “Pro Forma Information”) includes assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the Pro Forma Information. The Pro Forma Information complies as to form in all material respects with the applicable requirements of Regulation S-X under the Act.

(l) PricewaterhouseCoopers LLP, which has audited certain financial statements of the Company and the combination of Premier Nutrition, Dymatize Enterprises and Active Nutrition International (collectively, “Active Nutrition”), whose reports appear in the Time of Sale Prospectus and which has delivered the initial letter referred to in Section 7(e) hereof, are independent registered public accountants as required by the Securities Act and the rules and regulations thereunder and the rules and regulations of the Public Company Accounting Oversight Board (the “PCAOB”).

(m) The BellRing Parties and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of the financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets, (iii) access to the assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Time of Sale Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(n) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that will comply with the requirements of the Exchange Act within the time period required; such disclosure controls and procedures have been designed to ensure that material information relating to the BellRing Parties and the Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

(o) Since the date of the most recent balance sheet of Active Nutrition reviewed or audited by PricewaterhouseCoopers LLP, the Company has not been advised of or become aware of (A) any significant deficiencies not previously disclosed to the Company’s auditors and Post’s audit committee in the design or operation of internal controls that could adversely affect the ability of the BellRing Parties or the Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company, BellRing Brands, LLC and each of the Subsidiaries.

(p) The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” set forth in the Time of Sale Prospectus accurately describes in all material respects (i) the accounting policies that the Company believes are the most important in the portrayal of the Company’s financial condition and results of operations and that require management’s most difficult, subjective or complex judgments; (ii) the judgments and uncertainties affecting the application of critical accounting policies; and (iii) the likelihood that materially different amounts would be reported under different conditions or using different assumptions and an explanation thereof, in each case to the extent required to be described in a registration statement filed under the Securities Act.

(q) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply, in all material respects, with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, with which any of them are required to comply.

(r) Except as disclosed in the Time of Sale Prospectus, since the date of the latest audited financial statements included in the Time of Sale Prospectus, none of the BellRing Parties or the Subsidiaries has (i) sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or court or governmental action, order or decree, (ii) issued or granted any securities (other than the Common Stock contemplated hereby), (iii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iv) entered into any material transaction not in the ordinary course of business, or (v) declared or paid any dividend on its capital stock, and, except as disclosed in the Time of Sale Prospectus, since such date, there has not been any change in the capital stock or limited liability interests (other than the Common Stock contemplated hereby), as applicable, or long-term debt of any of the BellRing Parties or the Subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company or its subsidiaries taken as a whole, in each case except (a) as described in the Time of Sale Prospectus and the Prospectus or (b) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s) Each of the BellRing Parties and the Subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case, free and clear of all liens, encumbrances and defects, except (i) such liens, encumbrances and defects as are described in the Time of Sale Prospectus, (ii) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the BellRing Parties and the Subsidiaries, (iii) liens securing the obligations under the Post bridge loan and BellRing Brands, LLC’s senior secured credit facilities or (iv) such liens, encumbrances and defects as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All assets held under lease by the BellRing Parties and the Subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made and proposed to be made of such assets by the BellRing Parties and the Subsidiaries.

(t) Each of the BellRing Parties and the Subsidiaries have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the Time of Sale Prospectus, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The BellRing Parties and the Subsidiaries have fulfilled and performed all of their respective obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect. Neither the BellRing Parties nor any of the Subsidiaries has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course, except where such event would not reasonably be expected to have a Material Adverse Effect.

(u) Except as described in the Time of Sale Prospectus and the Prospectus, the BellRing Parties and the Subsidiaries own or possess, or have applied for, adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses (except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and the conduct of their respective businesses will not conflict with, and have not received any notice of any claim of conflict with, any such rights of others that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(v) Except as described in the Time of Sale Prospectus, there are no legal or governmental proceedings pending or threatened to which any of the BellRing Parties and the Subsidiaries are a party or of which any property or assets of the BellRing Parties and the Subsidiaries are the subject that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance by the Company of this Agreement or the consummation of the transactions contemplated hereby; and to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(w) There are no contracts or other documents required to be described in the Registration Statement or the Time of Sale Prospectus or filed as exhibits to the Registration Statement, that are not described and filed as required. The statements made in the Time of Sale Prospectus, insofar as they purport to constitute summaries of the terms of the contracts and other documents described and filed, constitute accurate summaries of the terms of such contracts and documents in all material respects. Neither the BellRing Parties nor any of the Subsidiaries has received written notice that any other party to any such contract or other document has any intention not to render full performance as contemplated by the terms thereof.

(x) The BellRing Parties and the Subsidiaries carry insurance, or are covered by insurance carried by other persons, from insurers of recognized financial responsibility in such amounts and covering such risks as is customary for companies engaged in similar businesses in similar industries. All such policies of insurance are in full force and effect; the BellRing Parties and the Subsidiaries are in compliance with the terms of such policies in all material respects; and

none of the BellRing Parties or the Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; there are no claims by the BellRing Parties or the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and the Company does not have any reason to believe that any of the BellRing Parties or the Subsidiaries will not continue to be insured under a renewal of their existing insurance coverage when such coverage expires or be able to obtain similar coverage from similar insurers, in each case other than as would not reasonably be expected to have a Material Adverse Effect.

(y) Except as described in the Time of Sale Prospectus, no transaction, direct or indirect, that is required to be described in a registration statement of the Company pursuant to Item 404 of Regulation S-K exists between or among any of the BellRing Parties and the Subsidiaries, on the one hand, and any related persons (as such term is defined in Item 404 of Regulation S-K), on the other hand, that is required to be described in the Time of Sale Prospectus which is not so described.

(z) No labor disturbance by or dispute with the employees of any of the BellRing Parties or the Subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.

(aa) None of the BellRing Parties or the Subsidiaries (i) is in violation of its charter or bylaws (or similar organizational documents), (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(bb) The BellRing Parties and the Subsidiaries (i) are and, to the knowledge of the Company, in the five years immediately prior hereto were, in compliance with all laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements of any governmental authority, including without limitation any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of human health or safety, the environment, or natural resources, or to the use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of, or exposure to, hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all Permits required by or issued pursuant to Environmental Laws to conduct their respective businesses in the manner described in the Time of Sale Prospectus and the Prospectus, and (ii) have not received written notice or do not otherwise have knowledge (I) of any actual or alleged violation of Environmental Laws, or (II) of any actual or potential liability for the presence, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except (A) in the case of clause (i) or (ii) where such non-compliance, violation or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) as described in the Time of Sale Prospectus and the Prospectus. Except as described in the Time of Sale Prospectus and the Prospectus, (x) there are no proceedings that are pending or, to the knowledge of the Company, threatened (in writing or known by an officer of the Company to be threatened), or contemplated against the BellRing Parties and the Subsidiaries under Environmental Laws in which a governmental authority is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, and (y) the Company is not aware of any liabilities under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company or its subsidiaries.

(cc) Each of the BellRing Parties and the Subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no tax deficiency has been determined adversely to any of the BellRing Parties or the Subsidiaries, nor does the Company have any knowledge of any tax deficiencies that have been, or would reasonably be expected to be asserted against any of the BellRing Parties or the Subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd) (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which the Company or any member, upon completion of the Transactions, of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in compliance in all material respects with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) to the knowledge of the Company, no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each Plan subject to Title IV of ERISA (A) no material “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) there has been no failure to satisfy the minimum funding standard of Sections 302 and 303 of ERISA or Sections 412 and 430 of the Code (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) and no failure to make by its due date (which failure has not been corrected without material liability) a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a “multiemployer plan” within the meaning of Section 4001(c)(3) of ERISA (“Multiemployer Plan”), (C) as of the end of the most recent plan year for which a final valuation is available, the present value of the aggregate benefit liabilities under such Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Plan) did not exceed the aggregate current fair market value of the assets of such Plan by more than $5.0 million, (D) neither the Company or any member, upon completion of the Transactions, of its Controlled Group has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a Multiemployer Plan); and (iv) each Plan intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or with respect to any Plan intended to be qualified under Section 401(a) of the Code effective upon completion of the Transaction, the Company intends to timely submit an application for such a letter and nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ee) Except as described in the Time of Sale Prospectus and the Prospectus and except where such restrictions would not reasonably be expected to have a Material Adverse Effect, neither BellRing Brands, LLC nor any Subsidiary will be prohibited, directly or indirectly, from paying any dividends or distributions to the Company, from making any other distribution on such Subsidiary’s equity, from repaying to the Company any loans or advances from the Company or from transferring any property or assets to the Company, BellRing Brands, LLC or any other Subsidiary.

(ff) The statistical and market-related data included in the Time of Sale Prospectus and the Prospectus and the financial statements of the Company and Active Nutrition included in the Time of Sale Prospectus and the Prospectus are based on or derived from sources that the Company believes to be reliable in all material respects.

(gg) The Company is not, nor after giving effect to the offer and sale of the Stock and the application of the proceeds therefrom as described under “Use of Proceeds” in each of the Time of Sale Prospectus and the Prospectus, will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(hh) The statements set forth in each of the Time of Sale Prospectus and the Prospectus under the captions “Description of Capital Stock” insofar as they purport to constitute a summary of the terms of the capital stock, and under the captions “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders” and “Underwriting,” insofar as they purport to summarize the provisions of the laws and documents referred to therein, are accurate summaries in all material respects; provided that no representation or warranty is made as to information contained in or omitted from the Time of Sale Prospectus and the Prospectus in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is limited to the information set forth in Section 8(f).

(ii) Except as described in the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

(jj) The Company is not a party to any contract, agreement or understanding with any person (other than this Agreement) that could give rise to a valid claim against any of them or the Underwriters for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Stock.

(kk) The Company has not sold, issued or distributed any shares of Common Stock during the six month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(ll) The Company and its affiliates have not taken, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Stock.

(mm) The Company has not taken any action or omitted to take any action without the prior consent of the Representatives (such as issuing any press release relating to any Stock without an appropriate legend) which may result in the loss by any of the Underwriters of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the Financial Services and Markets Act 2000.

(nn) The Stock has been approved for listing, subject to official notice of issuance, on The New York Stock Exchange.

(oo) The Company has not distributed and, prior to the later to occur of any Delivery Date and completion of the distribution of the Stock, will not distribute any offering material in connection with the offering and sale of the Stock other than any Time of Sale Prospectus, the Prospectus, any free writing prospectus to which the Representatives have consented in accordance with Section 5(a)(vi) and any free writing prospectus set forth on Schedule V hereto.

(pp) None of the BellRing Parties nor any of the Subsidiaries or affiliates, or any director or officer thereof, nor to the knowledge of the Company, any agent, employee or other person associated with or acting on behalf of any of the BellRing Parties or the Subsidiaries, (i) has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gift, other unlawful expense relating to political activity or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (a

“Government Official”) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) has violated applicable anti-bribery and anti-corruption laws, including the Foreign Corrupt Practices Act of 1977 and the BellRing Parties and the Subsidiaries have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; or (iii) has made, offered or agreed to any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit.Neither the BellRing Parties nor the Subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-bribery or anti-corruption laws.

(qq) The operations of the BellRing Parties and the Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable money laundering statutes of all jurisdictions where the BellRing Parties or any of the Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving any of the BellRing Parties or the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(rr) None of the BellRing Parties or the Subsidiaries or affiliates, or any director or officer thereof, nor, to the knowledge of the Company, any agent, employee or affiliate of any of the BellRing Parties or the Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor are the BellRing Parties or any of the Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Syria and Venezuela); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the BellRing Parties and the Subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or target of Sanctions.

(ss) No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) contained in the Time of Sale Prospectus and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(tt) [Reserved.]

(uu) From the time of initial confidential submission of the Registration Statement to the Commission (or, if earlier, the first date on which the Company engaged directly or through any person authorized to act on its behalf in any Testing-the-Waters Communication) through the date hereof, the Company has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act (an “Emerging Growth Company”). “Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Securities Act. “Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act.

(vv) None of the BellRing Parties or any their affiliates (i) has engaged in any Testing-the-Waters Communication other than Testing-the-Waters Communications with the consent of the Representatives with entities that are qualified institutional buyers within the meaning of Rule 144A under the Securities Act or institutions that are accredited investors within the meaning of Rule 501 under the Securities Act and (ii) has authorized anyone other than the Representatives to engage in Testing-the-Waters Communications. The Company reconfirms that the Representatives have been authorized to act on its behalf in undertaking Testing-the-Waters Communications. None of the BellRing Parties or any of their affiliates has distributed any Written Testing-the-Waters Communications other than those listed on Schedule III hereto.

(ww) (i) There has been no material security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the information technology and computer systems, networks, hardware, software, data (including personal data) or databases (including the data and information of customers, employees, suppliers, vendors and any third-party data maintained, processed or stored by the BellRing Parties and the Subsidiaries, and any such data processed or stored by third parties on behalf of the BellRing Parties and the Subsidiaries), equipment or technology, in each case used or held for use in the business of the BellRing Parties or the Subsidiaries (each of the foregoing items, and all such items collectively, “IT Systems and Data”); (ii) none of the BellRing Parties or any of the Subsidiaries have been notified of, and have no knowledge of any material event or condition that would result in, any material security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; (iii) the IT Systems and Data used by the BellRing Parties and the Subsidiaries are sufficient for, and operate and perform in all material respects as required by, the operation of the businesses of the BellRing Parties and the Subsidiaries as now conducted and as proposed in the Registration Statement and the Prospectus to be conducted; and (iv) the BellRing Parties and the Subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices. Except as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, the

BellRing Parties and the Subsidiaries have operated and currently operate their businesses in compliance, and maintain appropriate information security policies and procedures designed to ensure such compliance, with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification (collectively, “Privacy and Security Obligations”). The BellRing Parties and the Subsidiaries use commercially reasonable efforts to ensure that all third parties permitted to access any IT Systems and Data on their behalf, or to whom they have provided confidential data or any data that constitutes IT Systems and Data, maintain the confidentiality, privacy and security of such IT Systems and Data and comply with applicable Privacy and Security Obligations.

(xx) Each of the Transaction Documents to which each of the BellRing Parties is a party has been, or prior to the consummation of the issuance of sale of Stock contemplated by this Agreement, will be, duly authorized by, as applicable, each of the BellRing Parties and/or the Subsidiaries and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of each such party, as applicable, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Stock shall be deemed a representation and warranty made in the name and on behalf of the Company and not in such officer’s individual capacity, jointly and severally, as to matters covered thereby, to each Underwriter.

2. Purchase of the Stock by the Underwriters. On the basis of the representations, warranties and covenants contained in, and subject to the terms and conditions of, this Agreement, the Company agrees to sell                  shares of the Firm Stock to the several Underwriters, and each of the Underwriters, severally and not jointly, agrees to purchase the number of shares of the Firm Stock set forth opposite that Underwriter’s name in Schedule I hereto. The respective purchase obligations of the Underwriters with respect to the Firm Stock shall be rounded among the Underwriters to avoid fractional shares, as the Representatives may determine.

In addition, the Company grants to the Underwriters an option to purchase up to                  additional shares of Option Stock. In the event that the Underwriters exercise such option, each Underwriter agrees, severally and not jointly, to purchase the number of shares of Option Stock (subject to such adjustments to eliminate fractional shares as the Representatives may determine) that bears the same proportion to the total number of shares of Option Stock to be sold on such Delivery Date as the number of shares of Firm Stock set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of shares of Firm Stock.

The purchase price payable by the Underwriters for both the Firm Stock and any Option Stock is $                 per share.

The Company is not obligated to deliver any of the Firm Stock or Option Stock to be delivered on the applicable Delivery Date, except upon payment for all such Stock to be purchased on such Delivery Date as provided herein.

3. Offering of Stock by the Underwriters. Upon authorization by the Representatives of the release of the Firm Stock, the several Underwriters propose to offer the Firm Stock for sale upon the terms and conditions to be set forth in the Prospectus.

4. Delivery of and Payment for the Stock. Delivery of and payment for the Firm Stock shall be made at 10:00 A.M., New York City time, on                 , 2019 at the offices of Latham & Watkins LLP. This date and time are sometimes referred to as the “Initial Delivery Date.” Delivery of the Firm Stock shall be made to the Representatives for the account of each Underwriter against payment by the several Underwriters through the Representatives and of the respective aggregate purchase prices of the Firm Stock being sold by the Company to or upon the order of the Company of the purchase price by wire transfer in Federal or other immediately available funds to the accounts specified by the Company. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder. The Company shall deliver the Firm Stock through the facilities of DTC unless the Representatives shall otherwise instruct.

The option granted in Section 2 will expire 30 days after the date of this Agreement and may be exercised in whole or from time to time in part by written notice being given to the Company by the Representatives; provided that if such date falls on a day that is not a business day, the option granted in Section 2 will expire on the next succeeding business day. Such notice shall set forth the aggregate number of shares of Option Stock as to which the option is being exercised, the names in which the shares of Option Stock are to be registered, the denominations in which the shares of Option Stock are to be issued and the date and time, as determined by the Representatives, when the shares of Option Stock are to be delivered; provided, however, that this date and time shall not be earlier than the Initial Delivery Date nor earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised. Each date and time the shares of Option Stock are delivered is sometimes referred to as an “Option Stock Delivery Date,” and the Initial Delivery Date and any Option Stock Delivery Date are sometimes each referred to as a “Delivery Date.”

Delivery of the Option Stock by the Company and payment for the Option Stock by the several Underwriters through the Representatives shall be made at 10:00 A.M., New York City time, on the date specified in the corresponding notice described in the preceding paragraph or at such other date or place as shall be determined by agreement between the Representatives and the Company. On each Option Stock Delivery Date, the Company shall deliver or cause to be delivered the Option Stock to the Representatives for the account of each Underwriter against payment by the several Underwriters through the Representatives and of the respective aggregate purchase prices of the Option Stock being sold by the Company to or upon the order of the Company of the purchase price by wire transfer in immediately available funds to the accounts specified by the Company. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder. The Company shall deliver the Option Stock through the facilities of DTC unless the Representatives shall otherwise instruct.

The Company hereby confirms their engagement of Barclays Capital Inc. as, and Barclays Capital Inc. hereby confirms its agreement with the Company to render services as, a “qualified independent underwriter” within the meaning of FINRA Rule 5121 (“Rule 5121”) with respect to the offering and sale of the Securities. Barclays Capital Inc., solely in its capacity as qualified independent underwriter and not otherwise, is referred to herein as the “QIU.”

5. Further Agreements of the BellRing Parties and the Underwriters. (a) Each of the BellRing Parties agrees:

(i) To prepare the Prospectus in a form approved by the Representatives and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement; to make no further amendment or any supplement to the Registration Statement or the Prospectus prior to the last Delivery Date except as provided herein; to advise the Representatives, promptly after it receives notice thereof, of the time when any amendment or supplement to the Registration Statement or the Prospectus has been filed and to furnish the Representatives with copies thereof; to advise the Representatives, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or any free writing prospectus, of the suspension of the qualification of the Stock for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding or examination for any such purpose or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus or any free writing prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Prospectus or any free writing prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal.

(ii) Upon the written request of the Representatives, to furnish promptly to the Representatives and to counsel for the Underwriters a signed copy of the Registration Statement as originally filed with the Commission, and each amendment thereto filed with the Commission, including all consents and exhibits filed therewith.

(iii) To deliver promptly to the Representatives such number of the following documents as the Representatives shall reasonably request: (A) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits other than this Agreement and the computation of per share earnings), (B) the Time of Sale Prospectus, the Prospectus and any amended or supplemented Prospectus, (C) each free writing prospectus, and (D) any document incorporated by reference in the Time of Sale Prospectus or the Prospectus; and, if the delivery of a prospectus is required at any time after the date hereof in connection with the offering or sale of the Stock or any other securities relating thereto and if at such time any events shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Prospectus in order to comply with the Securities Act, to notify the Representatives and, upon its request, to file such document and to prepare and furnish without charge to each Underwriter and to any dealer in securities as many copies as the Representatives may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance.

(iv) To file promptly with the Commission any amendment or supplement to the Registration Statement or the Prospectus that may, in the judgment of the BellRing Parties or the Representatives, be required by the Securities Act or requested by the Commission.

(v) Prior to filing with the Commission any amendment or supplement to the Registration Statement, the Prospectus, any document incorporated by reference in the Prospectus or any amendment to any document incorporated by reference in the Prospectus, to furnish a copy thereof to the Representatives and counsel for the Underwriters and obtain the consent of the Representatives to the filing.

(vi) Not to take any action that would result in an Underwriter, the Company or BellRing Brands, LLC being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder, without the prior written consent of the Representatives.

(vii) To comply with all applicable requirements of Rule 433 under the Securities Act with respect to any free writing prospectus. If at any time after the date hereof any events shall have occurred as a result of which any free writing prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the Time of Sale Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any free writing prospectus, to notify the Representatives and, upon their request, to file such document and to prepare and furnish without charge to each Underwriter as many copies as the Representatives may from time to time reasonably request of an amended or supplemented free writing prospectus that will correct such conflict, statement or omission or effect such compliance.

(viii) As soon as practicable after the Effective Date (it being understood that the Company shall have until at least 405 days or, if the fourth quarter following the fiscal quarter that includes the Effective Date is the last fiscal quarter of the Company’s fiscal year, 440 days after the end of the Company’s current fiscal quarter), to make generally available to the Company’s security holders and to deliver to the Representatives an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158).

(ix) Promptly from time to time to take such action as the Representatives may reasonably request to qualify the Stock for offering and sale under the securities or Blue Sky laws of such jurisdictions as the parties may agree and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Stock; provided that in connection therewith neither of the BellRing Parties shall be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(x) Each of the BellRing Parties will promptly notify the Representatives if the Company ceases to be an Emerging Growth Company at any time prior to the later of (a) completion of the distribution of the shares of Common Stock within the meaning of the Securities Act and (b) completion of the Restricted Period (as defined in this Section 5).

(xi) The BellRing Parties will deliver to each Underwriter (or its agent), on the date of execution of this Agreement (if not previously delivered), a properly completed and executed Certification Regarding Beneficial Owners of Legal Entity Customers, together with copies of identifying documentation, and the Company and BellRing Brands, LLC each undertakes to provide such additional supporting documentation as each Underwriter may reasonably request in connection with the verification of the foregoing Certification.

(xii) Each of the BellRing Parties also agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period ending 180 days after the date of the Prospectus (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or for membership interests of BellRing Brands, LLC or any securities convertible into or exercisable or exchangeable for membership interests of BellRing Brands, LLC (such shares of Common Stock, membership interests BellRing Brands, LLC or such other securities collectively, the “Locked-Up Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Locked-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Locked-Up Securities or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of the Stock under this Agreement, (b) the issuance by the Company of any shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (c) any grants under the Company’s equity or stock plans in accordance with the terms of such plans as described in the Time of Sale Prospectus and the Prospectus, as such plans may be amended, and the filing of any registration statement on Form S-8 with respect thereto, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period, (e) new shares of Common Stock issued pursuant to redemptions of BellRing Brands, LLC Units held by Post pursuant to the amended and restated limited liability company agreement of BellRing Brands, LLC as described in the Time of Sale Prospectus and the Prospectus and (f) Common Stock or rights to receive Common Stock (including securities convertible into or exercisable or exchangeable for Common Stock) issued or contemplated to be issued in connection with an acquisition or with a strategic or minority investment transaction; provided that (i) the aggregate number of shares of Common Stock issued or issuable upon exchange or conversion of any securities convertible into or exchangeable for Common Stock under clause (f) during the Restricted Period shall not exceed 10% of the total number of shares of Common Stock issued and outstanding as of the date of such acquisition or strategic or minority investment transaction, as the case may be, and (ii) any recipient of such Common Stock or rights to receive Common Stock (including securities convertible into or exercisable or exchangeable for Common Stock) shall have executed and delivered to the Representatives a lock-up letter in the form of Exhibit A hereto.

(xiii) To cause any person becoming an executive officer (as defined in Rule 3b-7 of the Exchange Act) or director of the Company during the Restricted Period to enter into a Lock-Up Agreement substantially in the form of Exhibit A hereto.

(xiv) To apply the net proceeds from the sale of the Stock being sold by the Company substantially in accordance with the description as set forth in the Prospectus under the caption “Use of Proceeds.”

(xv) Along with their respective affiliates to not take, directly or indirectly, any action designed to or that has constituted or that reasonably would be expected to cause or result in the stabilization or manipulation of the price of any security of the BellRing Parties in connection with the offering of the Stock.

(xvi) To use commercially reasonable efforts to do and perform in all material respects all things required or necessary to be done and performed under this Agreement by it prior to each Delivery Date, and to satisfy in all material respects conditions precedent to the Underwriters’ obligations hereunder to purchase the Stock.

(xvii) To not take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Stock contemplated hereby.

(b) Each Underwriter severally agrees that such Underwriter shall not include any “issuer information” (as defined in Rule 433 under the Securities Act) in any “free writing prospectus” (as defined in Rule 405 under the Securities Act) used or referred to by such Underwriter without the prior consent of the Company (any such issuer information with respect to whose use the Company has given its consent, “Permitted Issuer Information”); provided that (i) no such consent shall be required with respect to any such issuer information contained in any document filed by the Company with the Commission prior to the use of such free writing prospectus, and (ii) “issuer information,” as used in this Section 5(b), shall not be deemed to include information prepared by or on behalf of such Underwriter on the basis of or derived from issuer information.

6. Expenses. Each of the BellRing Parties agrees, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, to pay all expenses, costs, fees and taxes incident to and in connection with (a) the authorization, issuance, sale and delivery of the Stock and any stamp duties or other taxes payable in that connection, and the preparation and printing of certificates for the Stock; (b) the preparation, printing and filing under the Securities Act of the Registration Statement (including any exhibits thereto), the Time of Sale Prospectus, the Prospectus, any free writing prospectus, and any amendment or supplement thereto; (c) the distribution of the Registration Statement (including any exhibits thereto), the Time of Sale Prospectus, the Prospectus, any free writing prospectus, and any amendment or supplement thereto, or any document incorporated by reference therein, all as provided in this Agreement; (d) the production and distribution of this Agreement, any supplemental agreement among Underwriters, and any other related documents in connection with the offering, purchase, sale and delivery of the Stock; (e) the inclusion of the Stock on The New York Stock Exchange and/or any other exchange; (f) the qualification of the Stock under the securities laws of the several jurisdictions as provided in Section 5(a)(ix) and the preparation, printing and distribution of a Blue Sky Memorandum (including related fees and expenses of outside counsel to the Underwriters not to exceed $15,000); (g) the preparation, printing and distribution of one or more versions of the Time of Sale Prospectus and the Prospectus for distribution in Canada, including in the form of a Canadian “wrapper” (excluding related fees and expenses of Canadian counsel to the Underwriters); (h) the investor presentations on any “road show,” undertaken in connection with the marketing of the Stock, including, without limitation, expenses associated with any electronic road show, travel and lodging expenses of the representatives and officers of the BellRing Parties and the cost of any aircraft chartered in connection with the road show; (i) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA of the terms of sale of the Stock (provided that the amount payable by the Company pursuant to subsection (f) and the reasonable fees and disbursements of counsel to the Underwriters described in this subsection (i) shall not exceed $30,000) and (j) all other costs and expenses incident to the performance of the obligations of the BellRing Parties under this Agreement; provided that, except as provided in this Section 6, in Section 8 and in Section 11, the Underwriters shall pay their own costs and expenses, including the costs and expenses of their counsel, any transfer taxes on the Stock which they may sell and the expenses of advertising any offering of the Stock made by the Underwriters.

7. Conditions of Underwriters’ Obligations. Each of the BellRing Parties acknowledges and agrees that the respective obligations of the Underwriters hereunder are subject to the accuracy, when made and on each Delivery Date, of the representations and warranties of each of the BellRing Parties contained herein, to the performance by each of the BellRing Parties of its obligations hereunder, and to each of the following additional terms and conditions:

(a) The Prospectus shall have been timely filed with the Commission in accordance with Section 5(a)(i) and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433. The Company shall have complied with all filing requirements applicable to any free writing prospectus used or referred to after the date hereof; no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus or any free writing prospectus shall have been issued and no proceeding or examination for such purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been complied with. If the Company has elected to rely upon Rule 462(b) under the Securities Act, the Rule 462(b) Registration Statement shall have become effective by 10:00 P.M., Washington, D.C. time, on the date of this Agreement.

(b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Stock, the Registration Statement, the Prospectus and any free writing prospectus, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Underwriters, and the BellRing Parties shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c) Lewis Rice LLC shall have furnished to the Representatives its written opinion and negative assurance letter, as counsel to the Company, addressed to the Underwriters and dated such Delivery Date, substantially in the form attached hereto as Exhibit B.

(d) Epstein Becker & Green, P.C. shall have furnished to the Representatives its written opinion, as special New York counsel to the Company, addressed to Underwriters and dated such Delivery Date, substantially in form attached hereto as Exhibit C.

(e) The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions and negative assurance letter, dated such Delivery Date, with respect to the issuance and sale of the Stock, the Registration Statement, the Time of Sale Prospectus and the Prospectus and other related matters as the Representatives may reasonably require, and each of the BellRing Parties shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(f) At the time of execution of this Agreement, the Representatives shall have received from PricewaterhouseCoopers LLP a letter with respect to the Company and Active Nutrition, in form and substance reasonably satisfactory to the Representatives, addressed to the Underwriters and dated the date hereof (i) confirming that they are an independent registered public accounting firm with respect to the Company, within the applicable rules and regulations adopted by the Commission and the PCAOB and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Prospectus, as of a date not more than three calendar days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(g) With respect to the letter of PricewaterhouseCoopers LLP, referred to in the preceding paragraph and delivered to the Representatives concurrently with the execution of this Agreement (the “initial letter”), the Company and Active Nutrition shall have furnished to the Representatives a letter (the “bring-down letter”) with respect to the Company and Active Nutrition, as applicable, addressed to the Underwriters and dated such Delivery Date (i) confirming that they are an independent registered public accounting firm within the applicable rules and regulations adopted by the Commission and the PCAOB, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three calendar days prior to the date of the bring-down letters), the conclusions and findings of PricewaterhouseCoopers LLP with respect to the financial information and other matters covered by the initial letter, and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(h) The Company shall have furnished to the Representatives a certificate, dated such Delivery Date, of its Chief Executive Officer and its Secretary (in the name and on behalf of the Company and not in individual capacities) as to such matters as the Representatives may reasonably request, including, without limitation, a statement:

(i) Confirming that the representations, warranties and agreements of the Company in Section 1 are true and correct in all material respects on and as of such Delivery Date, (or, in the case of representations, warranties and agreements that are qualified by materiality or Material Adverse Effect, confirming that such representations, warranties and agreements are true and correct on and as of such Delivery Date);

(ii) Confirming that they have examined the Registration Statement, the Time of Sale Prospectus and the Prospectus and, in their opinion, (1) the Registration Statement, as of the Effective Date, (2) the Prospectus, as of its date and on the applicable Delivery Date, and (3) the Time of Sale Prospectus, as of the date of this Agreement or as amended or supplemented, if applicable, as of the Delivery Date did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (except in the case of the Registration Statement, in the light of the circumstances under which they were made) not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Time of Sale Prospectus and the Prospectus in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(f);

(iii) That no stop order suspending the effectiveness of the Registration Statement has been issued; and no proceedings or examination for that purpose have been instituted or, to the knowledge of such officers, threatened; and the Commission shall not have notified the Company of any objection to the use of the form of the Registration Statement or any post-effective amendment thereto; and

(iv) To the effect of Section 7(h) (provided that no representation with respect to the judgment of the Representatives need be made) and Section 7(i).

(i) (i) None of the BellRing Parties or the Subsidiaries shall have sustained, since the date of the latest audited financial statements included in the Time of Sale Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or (ii) except as described in the Time of Sale Prospectus and the Prospectus (exclusive of any amendments or supplements thereto) since such date there shall not have been any change in the capital stock or long-term debt of any of the BellRing Parties or the Subsidiaries or any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the BellRing Parties and the Subsidiaries taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, individually or in the aggregate, in the good faith judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the public offering, sale or delivery of the Stock being delivered on such Delivery Date on the terms and in the manner contemplated in the Prospectus.

(j) Subsequent to the execution and delivery of this Agreement and prior to the Delivery Date (i) no downgrading shall have occurred in the rating accorded the Company or any of the securities of the BellRing Parties or any of the Subsidiaries by any “nationally recognized statistical rating organization” (as defined by the Commission in Section 3(a)(62) of the Exchange Act), and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s securities.

(k) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on The New York Stock Exchange, the Nasdaq Global Select Market or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the SEC or by such exchange (ii) a general moratorium on commercial banking activities shall have been declared by federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States, or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), or there shall have occurred any other calamity or crisis either within or outside of the United States, as to make it, in the good faith judgment of the Representatives, impracticable or inadvisable to proceed with the public offering or delivery of the Stock being delivered on such Delivery Date on the terms and in the manner contemplated in the Prospectus.

(l) The New York Stock Exchange shall have approved the Stock for listing, subject only to official notice of issuance.

(m) The Lock-Up Agreements, each substantially in the form of Exhibit A hereto, between the Representatives and Post, officers and directors of the Company and/or BellRing Brands, LLC relating to sales and certain other dispositions of shares of Common Stock, membership interests and certain other securities, delivered to the Representatives on or before the date hereof, shall be in full force and effect on such Delivery Date.

(n) The Company shall have furnished to the Representatives on the date hereof and on each Delivery Date, a certificate, dated as of date hereof or the Delivery Date, as applicable, of the Chief Financial Officer of the Company, in the name and on behalf of the Company and not in his individual capacity, with respect to certain financial data set forth in the Time of Sale Prospectus or the Prospectus, as applicable, substantially in the form attached hereto as Exhibit D.

(o) FINRA shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Stock.

(p) On or prior to each Delivery Date, each of the BellRing Parties shall have furnished to the Underwriters such further certificates and documents as the Representatives may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

8. Indemnification and Contribution.

(a) Each of the BellRing Parties, jointly and severally, hereby agrees to indemnify and hold harmless each Underwriter, its affiliates, directors, officers and employees and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Stock), to which that Underwriter, affiliate, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Time of Sale Prospectus, the Registration Statement, the Prospectus or any amendment or supplement thereto, (B) any free writing prospectus or any amendment or supplement thereto, (C) any Permitted Issuer Information used or referred to in any “free writing prospectus” (as defined in Rule 405 under the Securities Act) used or referred to by any Underwriter, (D) any Written Testing-the-Waters Communication; (E) any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Stock, including any “road show” (as defined in Rule 433 under the Securities Act) not constituting a free writing prospectus (“Marketing Materials”), or (E) any Blue Sky application or other document prepared or executed by the Company (or based upon any written information furnished by the Company) specifically for the purpose of qualifying any or all of the Stock under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”) or (ii) the omission or alleged omission to state in the Time of Sale Prospectus, the Registration Statement, the Prospectus, any free writing prospectus or any amendment or supplement thereto or in any Permitted Issuer Information, any Written Testing-the-Waters Communication, any Marketing Materials or any Blue Sky Application, any material fact required to be stated therein or necessary to make the statements therein (except in the case of the Registration Statement, in light of the circumstances under which they were made) not misleading, and shall reimburse each Underwriter and each such affiliate, director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Underwriter, affiliate, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the BellRing Parties shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Time of Sale Prospectus, the Registration Statement, the Prospectus, any free writing prospectus or any such amendment or supplement thereto, or in any Permitted Issuer Information, any Written Testing-the-Waters Communication, any Marketing Materials or any Blue Sky Application, in reliance upon and in conformity with written information concerning such Underwriter furnished to the Company through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information consists solely of the information specified in Section 8(f). The foregoing indemnity agreement is in addition to any liability that the BellRing Parties may otherwise have to any Underwriter or to any affiliate, director, officer, employee or controlling person of that Underwriter.

(b) Each Underwriter, severally and not jointly, hereby agrees to indemnify and hold harmless the BellRing Parties and their respective officers, employees, directors, and each person, if any, who controls the BellRing Parties within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the BellRing Parties or any such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Prospectus, the Registration Statement, the Prospectus, any free writing prospectus or any amendment or supplement thereto, any Written Testing-the-Waters Communication or any Marketing Materials or Blue Sky Application, or (ii) the omission or alleged omission to state in the Time of Sale Prospectus, the Registration Statement, the Prospectus, any free writing prospectus or any amendment or supplement thereto, any Written Testing-the-Waters Communication or any Marketing Materials or Blue Sky Application, any material fact required to be stated therein or necessary to make the statements therein (except in the case of the Registration Statement, in light of the circumstances under which they were made) not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Underwriter furnished to the Company through the Representatives by or on behalf of that Underwriter specifically for inclusion therein, which information is limited to the information set forth in Section 8(f). The foregoing indemnity agreement is in addition to any liability that any Underwriter may otherwise have to the BellRing Parties or any such director, officer, employee or controlling person.

(c) Promptly after receipt by an indemnified party under paragraph (a) or (b) above of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under paragraph (a) or (b) above, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under paragraph (a) or (b) above. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable and costs of investigation; provided, however, that the Underwriters shall have the right to employ counsel to represent jointly the Underwriters and their respective affiliates, directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the

Underwriters against the Company or BellRing Brands, LLC under this Section 8, but the fees and expenses of such counsel shall be at the expense of the Underwriters unless (i) the BellRing Parties and the Underwriters shall have so mutually agreed; (ii) the BellRing Parties shall have failed within a reasonable time to retain counsel reasonably satisfactory to the Underwriters; (iii) the Underwriters and their respective affiliates, directors, officers, employees and controlling persons shall have reasonably concluded, based on the advice of counsel, that there may be legal defenses available to them that are different from or in addition to those available to the BellRing Parties; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Underwriters or their respective affiliates, directors, officers, employees or controlling persons, on the one hand, and the BellRing Parties, on the other hand, and representation of both sets of parties by the same counsel would present a conflict due to actual or potential differing interests between them, and in any such event the reasonable and documented fees and expenses of such separate counsel shall be paid by the BellRing Parties. In no event shall the indemnifying parties be liable for the reasonable fees and expenses of more than one counsel (together with one local counsel in each jurisdiction) at any time for all indemnified parties in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances; provided that if the use of such counsel chosen to represent all indemnified parties would present such counsel with a conflict of interest, each indemnified party shall have the right to select separate counsel to defend such action on behalf of such indemnified party and the indemnifying party shall be liable for the reasonable and documented fees and expenses of such counsel and that of the other indemnified parties for the QIU in its capacity as a “qualified independent underwriter” and all persons, if any, who control the QIU within the meaning of Section 15 of the Securities Act or Section 20 of Exchange Act in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances if, in the reasonable judgment of the QIU, there may exist a conflict of interest between the QIU and the other indemnified parties. Any such separate counsel for the QIU and such control persons of the QIU shall be designated in writing by the QIU. No indemnifying party shall (x) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any indemnified party, or (y) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) and 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, for which such indemnification would otherwise be available pursuant to its terms, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the BellRing Parties, on the one hand, and the Underwriters, on the other, from the offering of the Stock, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the BellRing Parties, on the one hand, and the Underwriters, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the BellRing Parties, on the one hand, and the Underwriters, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Stock purchased under this Agreement (before deducting expenses) received by the Company, as set forth in the table on the cover page of the Prospectus, on the one hand, and the total underwriting discounts and commissions received by the Underwriters with respect to the shares of Stock purchased under this Agreement, as set forth in the table on the cover page of the Prospectus, on the other hand. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the BellRing Parties or the Underwriters, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The BellRing Parties and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d) and subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the discount received by it exceeds the amount of any damages that such Underwriter has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ respective obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations hereunder and not joint.

(e) In addition to and without limitation of the Company’s obligation to indemnify Barclays Capital Inc. as an Underwriter, the Company also agrees to indemnify and hold harmless the QIU, its Affiliates and selling agents and each person, if any, who controls the QIU within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all loss, liability, claim, damage and expense whatsoever, as incurred, incurred as a result of the QIU’s participation as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with the offering of the Stock.

(f) The Underwriters severally confirm and each of the BellRing Parties acknowledges and agrees that the statements regarding the concession and reallowance figures and the paragraphs relating to overallotment, stabilization and covering transactions by the Underwriters appearing under the caption “Underwriting” in the Time of Sale Prospectus and the Prospectus are correct and constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in the Time of Sale Prospectus, the Registration Statement, the Prospectus, any free writing prospectus or any amendment or supplement thereto, any Blue Sky Application, any Written Testing-the-Waters Communication or any Marketing Materials.

(g) The Company and the Underwriters agree that Barclays Capital Inc. will not receive any additional benefits hereunder for serving as the QIU in connection with the offering and sale of the Stock.

9. Defaulting Underwriters. If any Underwriter or Underwriters default in their obligations to purchase the Stock hereunder and the aggregate number of shares of the Stock that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of the Stock, the Representatives may make arrangements satisfactory to the Company for the purchase of such Stock by other persons, including any of the Underwriters, but if no such arrangements are made by the Delivery Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Stock that such defaulting Underwriter agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate number of shares of the Stock with respect to which such default or defaults occur exceeds 10% of the total number of shares of the Stock and arrangements satisfactory to the Representatives and the Company for the purchase of such Stock by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 15. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Termination. The Company acknowledges and agrees that the obligations of the Underwriters hereunder may be terminated by the Representatives by notice given to and received by the Company prior to delivery of and payment for the Firm Stock by the Underwriters if, prior to that time, any of the events described in Sections 7(h), 7(i) and 7(j) shall have occurred or if the Underwriters shall decline to purchase the Stock for any reason permitted under this Agreement.

11. Reimbursement of Underwriters’ Expenses. If (a) the Company shall fail to tender the Stock for delivery to the Underwriters for any reason, or (b) the Underwriters shall decline to purchase the Stock for any reason permitted under this Agreement (other than the failure of the condition set forth in Section 7(j) of this Agreement to be satisfied (other than a halt in trading of the securities of the Company)), the Company will reimburse the Underwriters for all reasonable out-of-pocket expenses (including reasonable and documented fees and disbursements of outside counsel for the Underwriters) incurred by the Underwriters in connection with this Agreement and the proposed purchase and sale of the Stock, and upon demand the Company shall pay the full amount thereof to the Representatives. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Underwriters, the Company shall not be obligated to reimburse any defaulting Underwriter on account of those expenses.

12. Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

13. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to any Underwriter, shall be delivered or sent by hand delivery, mail, overnight courier or facsimile transmission to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department and with a copy to Latham & Watkins LLP, Attention: Ian D. Schuman (Fax: 212-751-4864); provided, however, that any notice to an Underwriter pursuant to Section 8(b) shall be delivered or sent by hand delivery, mail, facsimile or electronic transmission to such Underwriter.

(b) if to the Company and/or BellRing Brands, LLC, shall be delivered or sent by mail, overnight courier or email to BellRing Brands, Inc., 2503 S. Hanley Road, St. Louis, MO 63144, Attention: General Counsel (email craig.rosenthal@bellringbrands.com), with a copy to Lewis Rice LLC, 600 Washington, Suite 2500, St. Louis, MO 63101, Attention: Tom Zook (Fax: 314-612-7671). Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Underwriters by the Representatives.

14. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the BellRing Parties and its and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that the representations, warranties, indemnities and agreements contained in this Agreement shall also be deemed to be for the benefit of the other indemnified persons referred to in Section 8(a) and 8(b) and their respective successors and assigns. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 14, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

15. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the BellRing Parties and the Underwriters contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of the Stock and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.

16. Definition of the Terms “Business Day,” “Affiliate” and “Subsidiary.” For purposes of this Agreement, (a) “business day” means any day on which The New York Stock Exchange, Inc. is open for trading, and (b) “affiliate” and “subsidiary” have the meanings set forth in Rule 405 under the Securities Act.

17. Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto agree that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court of the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York, and the parties hereto agree to submit to the jurisdiction of, and to venue in, such courts.

18. Waiver of Jury Trial. The BellRing Parties and the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19. No Fiduciary Duty. The Company acknowledges and agrees that in connection with this offering, sale of the Stock or any other services the Underwriters may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters: (a) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Underwriters, on the other hand, exists; (b) the Underwriters are not acting as advisors, expert or otherwise, to the Company, including, without limitation, with respect to the determination of the public offering price of the Stock, and such relationship between the Company, on the one hand, and the Underwriters, on the other, is entirely and solely commercial, based on arms-length negotiations; (c) any duties and obligations that the Underwriters may have to the Company shall be limited to those duties and obligations specifically stated herein; and (d) the Underwriters and their respective affiliates may have interests that differ from those of the Company. The Company hereby waives and agrees not to assert any claims that the Company may have against the Underwriters with respect to any breach of fiduciary duty in connection with this offering.

20. Patriot Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L, 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their clients, which may include the name and address of their clients, as well as other information that will allow the Underwriters to properly identify their clients.

21. Recognition of the U.S. Special Resolution Regimes. In the event that (a) any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States and (b) any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States. For purposes of this Section a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

22. Entire Agreement. This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Stock, represents the entire agreement between the Company and the Underwriters with respect to the preparation of the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Stock.

23. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

24. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing correctly sets forth the agreement among the Company and the Underwriters, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

BellRing Brands, Inc.

By:
Name: Darcy Horn Davenport
Title: President and Chief Executive Officer

BellRing Brands, LLC

By:
Name: Darcy Horn Davenport
Title: President and Chief Executive Officer

[UNDERWRITING AGREEMENT]

Accepted:

MORGAN STANLEY & CO. LLC
GOLDMAN SACHS & CO. LLC
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC

For themselves and as Representatives of the several Underwriters named in Schedule I hereto

By MORGAN STANLEY & CO. LLC, as Authorized Representative

By
Name:
Title:

By GOLDMAN SACHS & CO. LLC, as Authorized Representative

By
Name:
Title:

By CITIGROUP GLOBAL MARKETS INC., as Authorized Representative

By
Name:
Title:

By J.P. MORGAN SECURITIES LLC, as Authorized Representative

By
Name:
Title:

[UNDERWRITING AGREEMENT]

SCHEDULE I

Underwriters	Number of Shares of Firm Stock
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC
BofA Securities, Inc.
Barclays Capital Inc.
BMO Capital Markets Corp.
Credit Suisse Securities (USA) LLC
Evercore Group L.L.C.
Stifel, Nicolaus & Company, Incorporated
SunTrust Robsinson Humphrey, Inc.
Wells Fargo Securities, LLC.
HSBC Securities (USA) Inc.
Nomura Securities International, Inc.
PNC Capital Markets LLC
Rabo Securities USA, Inc.
UBS Securities LLC
Total

SCHEDULE II

PERSONS AND ENTITY DELIVERING LOCK-UP AGREEMENTS

Entity

Post Holdings, Inc.

Directors

Robert V. Vitale

Darcy Horn Davenport

Thomas P. Erickson

Jennifer Kuperman Johnson

Elliot H. Stein, Jr.

Officers

Robert V. Vitale

Darcy Horn Davenport

Paul A. Rode

Douglas J. Cornille

Robert L. Partin

Robin Singh

Craig L. Rosenthal

SCHEDULE III

WRITTEN TESTING-THE-WATERS COMMUNICATIONS

•	BellRing Brands, Inc. Testing-the-Waters Presentations in Baltimore, MD, Boston, MA and New York, NY, dated September 2019.

SCHEDULE IV

CONVEYED PRICING INFORMATION

1.	$ per share

2.	shares of Firm Stock

SCHEDULE V

FREE WRITING PROSPECTUS

None

SCHEDULE VI

List of Subsidiaries

TA/DEI-A Acquisition Corp.

Dymatize Enterprises, LLC

Premier Nutrition Company, LLC

Supreme Protein, LLC

Active Nutrition International GmbH

EXHIBIT A

FORM OF LOCK-UP LETTER AGREEMENT

EXHIBIT B

FORM OF OPINION OF LEWIS RICE LLC

EXHIBIT C

FORM OF OPINION OF EPSTEIN BECKER & GREEN, P.C.

EXHIBIT D

FORM OF CHIEF FINANCIAL OFFICER’S CERTIFICATE